Exhibit 1.01

Honeywell International Inc.

Conflict Minerals Report

For The Year Ended December 31, 2015

This report for the year ended December 31, 2015 is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the Rule). The Rule was adopted by the Securities and Exchange Commission (the SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict Minerals are defined as cassiterite, columbite-tantalite, wolframite and gold, including their derivatives, which are limited to tin, tantalum and tungsten (3TG).

The information in this report includes the products of Honeywell International Inc. (Honeywell) and its subsidiaries as of December 31, 2015. In accordance with Instruction 3 to Item 1.01 of Form SD, this report does not include products manufactured by the Elster Division of Melrose Industries plc which we acquired in December 2015.

Overview

Honeywell’s Business

Honeywell is a diversified technology and manufacturing company, serving customers worldwide with aerospace products and services, turbochargers, control, sensing and security technologies for buildings, homes and industry, specialty chemicals, electronic and advanced materials, process technology for refining and petrochemicals, and energy efficient products and solutions for homes, business and transportation.

We globally manage our business operations through three operating segments: Aerospace, Automation and Control Solutions, and Performance Materials and Technologies. Our Aerospace segment is a leading global supplier of aircraft engines, integrated avionics, systems and service solutions, and related products and services for aircraft manufacturers, airlines, aircraft operators, military services and defense and space contractors. Aerospace is also a leading manufacturer of turbochargers to improve performance and efficiency of passenger cars and commercial vehicles. Our Automation and Control Solutions segment is a leading global provider of products, software and technologies for environmental and energy solutions; sensors, switches and controls for sensing and productivity solutions; security and fire safety products; industrial safety products; and building solutions and services for homes, commercial buildings and industrial facilities. Our Performance Materials and Technologies segment is a global leader in developing and manufacturing advanced materials, process technologies and automation solutions.

Honeywell’s Products Covered by this Report

This report relates to products: (i) for which 3TG are necessary to the functionality or production of that product; (ii) that were manufactured, or contracted to be manufactured, by Honeywell; and (iii) for which the manufacture was completed during calendar year 2015 (the Covered Products).

On the basis of a reasonable country of origin inquiry (RCOI) and due diligence measures described herein, Honeywell does not have sufficient information from suppliers to determine whether 3TG in the Covered Products that may have originated in the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola (the Covered Countries) qualify as conflict free. Accordingly, the Covered Products referred to in this report are considered to be of an undetermined origin.

Honeywell’s Supply Chain

We sell over 600,000 products across our three operating segments, and we have approximately 15,000 direct material suppliers.

As a “downstream” company with many tiers in our supply chain, we generally do not have a direct relationship with 3TG smelters and refiners. It is difficult for us to identify actors upstream from our direct material suppliers, and we rely on our direct material suppliers to provide information on the smelters and refiners as well as the origin of 3TG contained in parts, products or services supplied to us, including sources of 3TG that are supplied to them from their upstream suppliers. These direct material suppliers similarly rely on information provided by their suppliers.

The terms and lengths of contracts with our suppliers are varied, and we cannot always unilaterally impose new contract terms. As we renew or enter into new purchase agreements with direct material suppliers, we are adding a 3TG compliance provision requiring such suppliers to conduct and document their inquiries into the smelters and refiners as well as the country of origin of 3TG in parts, products or services supplied to Honeywell and to provide Honeywell with information or representations that Honeywell requires to meet its compliance obligations. Although we integrated a 3TG compliance provision into some purchase agreements with direct material suppliers, it will take a number of years to ensure that all direct material supplier purchase agreements contain appropriate 3TG compliance provisions. In addition, some suppliers may object to the inclusion of such 3TG compliance provisions. In the meantime, as described herein, we are working with our suppliers to ensure they provide 3TG sourcing information.

We are a member of the Conflict Free Sourcing Initiative (CFSI). The CFSI is a broad-based initiative to develop control systems regarding smelters and refiners through independently validated audits under the CFSI’s Conflict-Free Smelter Program.

Reasonable Country of Origin Inquiry

Honeywell conducted a good faith RCOI to determine whether the 3TG found in our products may have originated in the Covered Countries and did not come from recycled or scrap sources. The elements of the RCOI were:

•	identification of relevant suppliers;
•	data collection; and
•	assessment to determine whether further due diligence was required.

Given the large number of suppliers in our supply chain, it is not practicable for us to conduct a survey of all our suppliers. Instead, each of our three operating segments assessed the direct material suppliers that were most likely to provide parts, products or services containing 3TG, and we sent over 11,000 surveys to relevant direct material suppliers, representing over 90% of Honeywell’s supplier spend in 2015 (the Supplier Group). As we have improved our supplier identification and data collection processes over the years, we have been able decrease the number of surveys distributed by eliminating redundancy in surveys distributed to the same supplier.

Honeywell used version 4.01 of the Conflict-Free Sourcing Initiative’s Conflict Minerals Reporting Template (the Questionnaire). The Questionnaire is designed to facilitate disclosure and communication of information regarding smelters and refiners that provide parts, products or services to our supply chain. It includes questions regarding a supplier’s engagement with its direct suppliers and a listing of the smelters and refiners that the supplier and its suppliers use. In addition, the Questionnaire contains questions about the origin of 3TG included in a supplier’s parts, products or services, as well as supplier due diligence efforts. Honeywell engaged a third party vendor (the Vendor) to deploy the Questionnaire to the Supplier Group via a tracking tool, which enables Honeywell and the Vendor to manage and maintain records of responses from the Supplier Group in an electronic database.

We followed up with all unresponsive members of the Supplier Group through a defined process via both automated email and personalized email, including offering assistance and further information to the Supplier Group about the requirements of the Rule and the compliance program.

The 3TG compliance program includes automated data validation on all submitted Questionnaires via the Vendor’s software. The goal of data validation is to increase the accuracy of submissions and identify any contradictory answers in the Questionnaire. All submitted forms are accepted and classified as valid or invalid such that all data is retained. Members of the Supplier Group were contacted in regards to invalid forms and were encouraged to resubmit a valid form. We reviewed the responses to determine where further engagement with our Supplier Group was warranted.

Based on the responses received from the Company’s RCOI, which included thousands of alleged smelter or refiner (SOR) names, we compiled a list of unique SORs, including information regarding associated countries of origin. Honeywell performed due diligence on the SORs on the unique SOR list that were known or reasonably believed to have sourced from the Covered Countries or that had unknown sourcing.

On the basis of the responses to our RCOI, Honeywell has reason to believe it is possible that some 3TG necessary to the functionality or production of our parts, products or services may have originated in the Covered Countries. Accordingly, Honeywell conducted further due diligence on the source and chain of custody of the 3TG contained in parts, products or services provided by the Supplier Group.

Due Diligence Process

Design of Due Diligence Measures

Our due diligence measures have been designed to conform, in all material respects, with the Organization for Economic Co-operation and Development’s “Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected Areas and High-Risk Areas, Second Edition (2013)” and the related Supplements for 3TG (the OECD Framework). Our due diligence included the following elements of the OECD Framework:

•	Step 1: Establish strong company management systems;

•	Step 2: Identify and assess risk in the supply chain;

•	Step 3: Design and implement strategy to respond to identified risks;

•	Step 4: Carry out independent third-party audit of the supply chain due diligence at identified points in the supply chain; and

•	Step 5: Report on supply chain due diligence

Due Diligence Performed

Step 1: Establish Strong Company Management Systems

Honeywell has established a management system to determine the source and chain of custody of 3TG in our supply chain.

a.	Mission Statement. We have adopted a conflict minerals mission statement (the Mission Statement) that outlines to suppliers and customers our commitment to responsible sourcing of 3TG throughout our global supply chain and to compliance with the Rule. The Mission Statement is publicly available on our website at: http://www.honeywell.com/investor/conflictmineralsmissionstatement

b.	Internal Team. Our management system includes oversight of our RCOI and due diligence processes by a team made up of representatives from each of Honeywell’s three operating segments and from various functions within Honeywell such as Procurement, Product Stewardship, Health, Safety, Environment and Sustainability, Information Technology (IT) and Legal (the 3TG Compliance Team). The 3TG Compliance Team is responsible for implementing our 3TG compliance and communicating information about program status and effectiveness to senior management.

c.	Control Systems. We utilize the Questionnaire sent to our Supplier Group to gather information on the chain of custody of the 3TG included in our products. In addition, we are a member of the Conflict-Free Sourcing Initiative, an industry-wide initiative working to develop conflict-free supply chains.

d.	Supplier Engagement. We have communicated to the Supplier Group our obligations under the Rule by distributing to them background information on the Rule along with the Questionnaire. In addition, through our Vendor, we provide training materials on 3TG compliance to the Supplier Group. We are integrating a 3TG compliance provision into some purchase agreements with direct material suppliers that sets forth Honeywell’s expectations that such direct material suppliers will cooperate with Honeywell’s RCOI and due diligence measures as required by the Rule.

e.	Grievance Mechanism. We have a company level Helpline that provides employees and suppliers with a mechanism to report violations of our policies or other concerns.

Step 2: Identify and Assess Risk in the Supply Chain

Distribution of Questionnaires to Supplier Group. In 2015, we distributed the Questionnaire to the Supplier Group in order to gather information on our supply chain, including (i) whether any of the minerals which could potentially be classified as 3TG are contained in materials they supplied to Honeywell or came from recycled or scrap sources, (ii) whether those minerals are necessary to the functionality or production of the parts or products in which they are used, and (iii) the smelter and refiners and whether those minerals originated from the Covered Countries.

Assessment of Supplier Group Responses. We reviewed each response from the Supplier Group to assess the adequacy of such response. Members of the Supplier Group that failed to respond to the Questionnaire or that did not provide responses to all applicable questions in the Questionnaire received follow-up communications requesting additional information. If supplier responses indicate that 3TG contained in parts, products or services provided to Honeywell may have originated from the Covered Countries, then such responses are sent to the 3TG Compliance Team for further review and determination of follow-up steps.

Step 3: Design and Implement a Strategy to Respond to Identified Risks

We have a risk management plan to address concerns that a supplier may be providing to Honeywell products, parts or services that contain 3TG sourced from the Covered Countries. If a supplier indicates that its products may contain 3TG sourced from the Covered Countries, we will follow up with the supplier to gather more information, including the basis for the information provided and other information regarding the sourcing country and smelter. Identified risks will be reported to the 3TG Compliance Team, which will determine appropriate follow-up actions, if any, to mitigate risks. There have been no known instances of high risk issues in the supply chain that require follow-up actions to be considered.

To ensure that the Supplier Group understands our expectations with respect to compliance with the Rule, we distribute background information on the Rule, our Mission Statement and provide access to training materials on 3TG compliance to the Supplier Group in addition to the Questionnaire.

Step 4: Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain

Honeywell relies on the CFSI’s Conflict-Free Smelter Program to perform third-party audits of smelters and refiners. We validate whether any 3TG sourced from the Covered Countries is conflict-free based on the information provided by our Supplier Group and on the information available from CFSI.

Step 5: Report on Supply Chain Due Diligence

This Conflict Minerals Report shall be filed with the SEC and is publicly available at http://honeywell.com/investor/conflictminerals.

Due Diligence Results

Description of facilities used to process 3TG

The Questionnaire requests that the Supplier Group provide Honeywell with information on the smelters and refiners that the Supplier Group and its suppliers use to supply the 3TG in the Covered Products. Honeywell must rely on responses from the Supplier Group to our Questionnaire in order to determine the facilities used to process 3TG used in the Covered Products. Because, like Honeywell, the Supplier Group generally does not have a direct relationship with the facilities used to process 3TG, some suppliers in the Supplier Group responded that they were unable to provide smelter and refiner information at this time. Other suppliers in the Supplier Group that responded to our Questionnaires initially provided data with respect to its overall 3TG sourcing, often without specifying whether such 3TG was used in parts, products or services provided to Honeywell. Accordingly, Honeywell does not know as of this reporting period the facilities used to process 3TG used in the Covered Products.

Information on country of origin of 3TG

The Questionnaire also requests that the Supplier Group provide Honeywell with information on whether 3TG originates from the Covered Countries. Honeywell must rely on responses from the Supplier Group to our Questionnaire in order to determine the country of origin of 3TG used in the Covered Products. As of this reporting period, of the responses that we have received, the Supplier Group has provided country of origin information at the company level in the Questionnaire or the responses from the members of the Supplier Group indicate that the supplier is still in the process of determining the country of origin of 3TG from their suppliers. Accordingly, Honeywell is not able to determine the country of origin of 3TG used in the Covered Products.

Efforts to determine mine or location of origin

Honeywell relies on information provided in the responses from the Supplier Group to our Questionnaire for the source of 3TG contained in the Covered Products. Many suppliers in the Supplier Group also rely on information provided by their suppliers and, thus, face the same challenges that we face. As of this reporting period, the Supplier Group has generally indicated that information on the source of 3TG is unknown or the Supplier Group is unable to provide the information as it specifically relates to the parts, products or services that are provided to Honeywell. Accordingly, Honeywell does not have sufficient information about the mine or location of origin of the 3TG contained in the Covered Products.

Steps to be taken to mitigate risk

We intend to take the following steps to improve the due diligence conducted and to further mitigate any future risk of sourcing 3TG that benefit armed groups:

(1)	Continue to refine and update our process to target appropriate suppliers as well as re-survey suppliers to confirm that they do not incorporate 3TG in our supply chain.

(2)	Continue to work closely with the Supplier Group to obtain the necessary information on the origin of the 3TG contained in the parts, products or services sold to Honeywell, which we expect will become available as (i) more upstream suppliers receive the necessary information from their respective upstream suppliers and (ii) the CFSI’s Certified Conflict- Free Smelter Program continues to grow and provide more visibility in determining whether manufactured products are sourced from the Covered Countries.

(3)	Continue to include a 3TG compliance provision in new or renewed purchase agreements with direct material suppliers to set forth Honeywell’s expectations that such direct material suppliers will cooperate with Honeywell’s RCOI and due diligence measures as required by the Rule.

Cautionary Statement about Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are those that address activities, events or developments that we or our management intends, expects, projects, believes or anticipates will or may occur in the future. They are based on management’s assumptions and assessments in the light of past experience and trends, current economic and industry conditions, expected future developments and other relevant factors. They are not guarantees of future performance, and actual results, developments and business decisions may differ from those envisaged by our forward-looking statements. Our forward-looking statements are also subject to risks and uncertainties, which can affect our performance in both the near-and long-term. These forward-looking statements should be considered in the light of the information included in this report and our other filings with the SEC, including, without limitation, the Risk Factors, as well as the description of trends and other factors in Management’s Discussion and Analysis of Financial Condition and Results of Operations, set forth in our Form 10-K for the year ended December 31, 2015 and other filings with the SEC.